Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

NEW HORIZONS WORLDWIDE, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

New Horizons Worldwide, Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.             Immediately upon the effectiveness (the “Effective Time”) of this Amendment to the Corporation’s Restated Certificate of Incorporation, as filed on June 20, 2001, (as amended, the “Certificate”), each twenty five (25) issued and outstanding shares of the Corporation’s Common Stock, par value $.01 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $.01 per share, as constituted following the Effective Time.

2.             To accomplish the foregoing Amendment to the Certificate, the following paragraph is added immediately after ARTICLE IV, Section 3:

“4. Effective as of the effectiveness of the amendment to this Restated Certificate of Incorporation adding this Section 4 to ARTICLE IV (this “Amendment”) and without regard to any other provision of this Restated Certificate of Incorporation, each one (1) share of Common Stock, either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the time this Amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-twenty-fifth (1/25th) of a fully paid and nonassessable share of Common Stock without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any registered holder of fewer than 25 shares of Common Stock immediately prior to the time this Amendment becomes effective, and that instead of issuing such fractional shares to such holders, such fractional shares shall be canceled and converted into the right to receive the cash payment of $1.85 per share on a pre-split basis to each stockholder owning fewer than 25 shares of Common Stock immediately prior to the effective time of this Amendment.”

3.             The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of the Certificate and the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Mark Miller, its Chief Executive Officer, this          day of July, 2009.

NEW HORIZONS WORLDWIDE, INC.

By:
Name:	Mark Miller
Title:	Chief Executive Officer